Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-172234 on Form S-8 of our reports dated April 30, 2012 relating to the consolidated financial statements and the financial statement schedule of Daqo New Energy Corp. and its subsidiaries and variable interest entity, and the effectiveness of Daqo New Energy Corp. and its subsidiaries and variable interest entity’s internal control over financial reporting, appearing in this Annual Report on Form 20-F of Daqo New Energy Corp. for the year ended December 31, 2011.

/s/ Deloitte Touche Tohmatsu CPA Ltd.

Shanghai, China

April 30, 2012